Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders

        Equity Focus Trusts—Trilogy Advisors

        Baby Boom Economy Portfolio, 2003 Series C (the “Trust”)

We hereby consent to the use of our name “Trilogy Advisors, LLC” and references to our firm in the Prospectus for the Trust.

TRILOGY ADVISORS, LLC

/S/    JOHN MYKLUSCH

New York, New York

October 27, 2003